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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13G



                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 4)*


                          McClatchy Newspapers, Inc.
                  -----------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
                  -----------------------------------------
                        (Title of Class of Securities)

                                 579489-10-5
                  -----------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              PAGE 1 OF 5 PAGES
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CUSIP No. 579489-10-5                     13G                PAGE 2 OF 5 PAGES
          -----------

  1    NAME OF REPORTING PERSON
       SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

          Sue Maloney Stiles

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          Not Applicable                                    (a)  [  ]
                                                            (b)  [  ]

  3    SEC USE ONLY

  4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

               5    SOLE VOTING POWER

  NUMBER OF              At December 31, 1994:  1,055,566
    SHARES
 BENEFICIALLY  6    SHARED VOTING POWER
   OWNED BY
     EACH                -0-
   REPORTING
    PERSON     7    SOLE DISPOSITIVE POWER
     WITH
                         At December 31, 1994:  1,055,566

               8    SHARED DISPOSITIVE POWER

                         -0-

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,055,566

 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.7%

 12    TYPE OF REPORTING PERSON

          IN



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CUSIP No.  579489-10-5                     13G            PAGE 3 OF 5 PAGES
           -----------

Item 1(a).  Name of Issuer

            McClatchy Newspapers, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices

            2100 "Q" Street
            Sacramento, CA  95816


Item 2(a).  Name of Person Filing

            Sue Maloney Stiles


Item 2(b).  Address of Principal Business Office or, if none, Residence

            4025 Highway 1
            Cayucos, CA  93430


Item 2(c).  Citizenship

            United States


Item 2(d).  Title of Class of Securities

            Class A Common Stock


Item 2(e).  CUSIP Number

            579489-10-5


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                (a) [ ] Broker or Dealer registered under Section 15 of the Act;

                (b) [ ] Bank as defined in section 3(a)(6) of the Act;

                (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act;

                (d) [ ] Investment Company registered under section 8 of the Investment Company Act;





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CUSIP No.  579489-10-5                     13G            PAGE 4 OF 5 PAGES
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                (e) [ ] Investment Adviser registered under section 203 of the
          Investment Company Act of 1940;

                (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F);

                (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7); or

                (h) [ ] Group, in accordance with Section
          240.13d-1(b)(1)(ii)(H).


Item 4.   Ownership

                (a) Amount Beneficially Owned:    1,055,566
                                              ------------------
                (b) Percent of Class:    13.7%
                                     ---------------------------
                (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote
                        1,055,566
                        ----------------------------------------
                   (ii) shared power to vote or to direct the vote
                        -0-
                        ----------------------------------------
                  (iii) sole power to dispose or to direct the disposition of
                        1,055,566
                        ----------------------------------------
                   (iv) shared power to dispose or to direct the disposition of
                        -0-
                        ----------------------------------------

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable





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CUSIP No.  579489-10-5                     13G            PAGE 5 OF 5 PAGES
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Item 7.   Identification and Classification of the Subsidiary Which Acquired
          the Security Being Reported on by the Parent Holding Company

          Not Applicable


Item 8.   Identification and Classification of Members of the Group

          Not Applicable


Item 9.   Notice of Dissolution of Group

          Not Applicable


Item 10.  Certification

          Not Applicable


Signature.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   January 31, 1995
                           ----------------------------------
                                         Date

                                /s/ SUE MALONEY STILES
                           ----------------------------------
                                       Signature


                                   Sue Maloney Stiles
                           ---------------------------------
                                       Name/Title